Exhibit 10.28
NON-EXCLUSIVE AIRCRAFT LEASE AGREEMENT
THIS AGREEMENT (the "Agreement") is entered into on this ___day of ____________________ 2020, by and between AP Aviation, LLC, a Maryland limited liability company, having an office at Towson City Center, One Olympic Place, Suite 1100, Towson, Maryland 21204 (hereinafter referred to as the "Owner" or the "Lessor"), and Sinclair Broadcast Group, Inc., a Maryland corporation, located at 10706 Beaver Dam Road, Cockeysville, Maryland 21030 (“SBG” or “Lessee”), providing for the lease of a certain aircraft (each an “Aircraft” and collectively the “Aircrafts”) as more specifically identified in Section I of this Agreement from the Lessor to the Lessee upon the terms and conditions set forth herein.
NOW THEREFORE, in consideration of the agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, SBG and Owner agree as follows:
1.AIRCRAFT: For purposes of this Agreement, “Aircrafts” shall mean all of the below-described aircraft, collectively, and “Aircraft” shall mean each of the below-described aircraft, individually, together with all engines, equipment, attachments, accessories and parts as may be installed thereon or appurtenant thereto from time to time and all documents, records, manuals, logbooks and written data pertaining thereto:

MANUFACTURER:         Learjet
MODEL:                Learjet 60
SERIAL NO.:            100
U.S. REGISTRATION NO.:    N876SF

MANUFACTURER:         Learjet
MODEL:                Learjet 60
SERIAL NO.:            193
U.S. REGISTRATION NO.:    N876MA

MANUFACTURER:         Gulfstream Aerospace
MODEL:                G-IV
SERIAL NO.:            1257
U.S. REGISTRATION NO.:    N776MA

2.     TERM: The initial term of parties’ respective rights and obligations under this Agreement shall commence March 1, 2020 and shall continue through and including

February 28, 2021 (the "Initial Term"), and such rights shall automatically renew thereafter for successive terms of one (1) year each (each a '"Successive Term") until terminated in accordance with this Agreement. The Initial Term and all Successive Terms as sometimes collectively referred to herein as the "Term".

3.    THIRD PARTY USE OF AIRCRAFT: During the Term, Lessee shall have the right, but not the obligation, to lease any Aircraft, at all times on a first come first serve basis, when the Aircraft is not in use or scheduled to be in use by others.
4.    SCIIEDULING: Lessee shall be solely responsible for coordinating its scheduling, dispatching, and flight operations of each of the Aircraft. SBG acknowledges that, from time-to-time, it may encounter scheduling conflicts with other lessees of the Aircrafts. All such conflicts that cannot be mutually resolved by SBG and the other party shall be resolved by the Owner in its sole discretion.
5.     RENT: Lessee shall remit to Lessor rent for the use of each Aircraft by Lessee at the rates set forth on Schedule I hereto (the "Rent"). On or about the fifth (5th) day after the end of any period of use of any Aircraft by Lessee, Lessor shall provide to Lessee an invoice showing all use of the Aircraft, the known flight activity for such period of use, and the Rent and Individual Flight Costs (defined below), if any, due from the Lessee for such use. Lessee shall remit the Rent for it use of the Aircraft upon receipt of the invoice therefor, but in no event later than five (5) days after the receipt of the invoice. For purposes of calculating the Rent, Lessee’s use shall be measured in "flight hours," which shall be measured in hours and tenths of hours from the time of the Aircraft’s lift-off at its place of departure to time of the Aircraft’s touchdown at its intended destination or other geographic point at which the Aircraft’s flight is terminated for any reason.
6.     COSTS TO BE PAID BY LESSOR: In addition to the Rent, Lessor is responsible for all maintenance, repair, and non-variable recurring flight costs and charges associated with Lessee’s use of each Aircraft (collectively, the "Individual Flight Costs"). Individual Flight Costs shall include, but not be limited to, the following: (i) scheduling and dispatch services; (ii) crew services provided by Lessor; (iii) fuel costs (but not in excess of the fuel costs charged for fuel at Martin State Airport – any fuel costs in excess thereof shall be the responsibility to the Lessee); (iv) normal and not Lessee special-order flight catering charges; (v) Aircraft cleaning following and during flights; (vi) all ordinary, customary, and non-variable landing, takeoff, and runway use fees; and (vii) any maintenance or repairs performed by Lessor. From time to time upon reasonable notice and not more than once in the Initial Term or any Successive Term, Lessee shall have the right to inspect Lessor’s records of the Individual Flight Costs applicable to the then current or just expired Term.

7.    WARRANTY: Lessor and Lessee each represent and warrant to the other that it has the right and authority to enter and perform its obligations under this Agreement upon the terms and conditions set forth herein. Except as otherwise set forth in Section 16 of this Agreement, Lessor hereby leases the Aircrafts to Lessee in AS-IS condition. Lessee represents and warrants that Lessee’s use, maintenance, and repair of the Aircrafts shall comply at all times with all laws and regulations applicable to the use, maintenance and repair of aircraft, and that all personnel employed or engaged by Lessee to operate, maintain, or repair any of the Aircrafts shall be properly licensed and trained in the operation and maintenance of aircraft of the same type as the Aircrafts.

8.    INSURANCE: During the Term, Lessee shall maintain in full force and effect one or more policies of insurance providing coverage as follows: (i) full hull coverage of the Aircrafts, including "all risk", both on the ground and in flight, in an amount not less than Two Million Dollars ($2,000,000); and (ii) hangar keeper's insurance in an amount and with conditions that are standard for operations such as those performed by Lessor or Lessee and contemplated hereunder. During the Term, Lessee shall maintain in full force and effect one or more policies of insurance providing passenger legal liability, public liability, and property damage liability insurance with an aggregate combined single limit of One Hundred Million Dollars U.S. ($100,000,000) (or such higher amount as may be required by any government agency) against claims for death of, or injury to, persons or loss of or damage to property in connection with the possession, use, or operation of the Aircraft by Lessee, which policy or policies shall be issued by a responsible insurance company of sufficient financial status acceptable to Lessor and name Lessor, its officers, directors, employees, agents, invitees, and licensees as additional named insureds. No later than the commencement date of the Initial Term, Lessee shall deliver to Lessor one or more certificates of insurance reflecting Lessor’s obligations under this paragraph.
The aforesaid insurance policies shall contain (1) a provision requiring the insurer to (during the Term) provide Lessor and Lessee with at least thirty (30) days prior written notice of the cancellation, or material modification of such policies; (2) a severability of interest clause providing that such policy shall operate in the same manner as if a separate policy covered each insured; (3) waive any right of set-off against Lessor; (4) waive any right of subrogation against Lessor; (5) provide that such insurance shall not be invalidated as against Lessor by any action or inaction on the part of Lessee, or any third party; (6) insure the interests of each additional insured regardless of any breach or violation by Lessor, Lessee, or any third party of any warranty, declaration, or condition contained in such policy; and (7) be primary and not subject to any setoff against any other insurance carried by Lessor or Lessee.
9.    USAGE, FEES, TAXES AND LIENS: Lessee shall not use any of the Aircraft during the Term in any manner which shall violate any provisions of any policy of insurance thereon or required by this Agreement, of the Aircraft's flight manual, or of any applicable law, rule, order or regulation governing the operation or use of the Aircraft; and any fine, penalty or forfeiture whether resulting from any such violation or otherwise, shall be the sole responsibility of Lessee.
10.    TERMINATION: This Agreement shall terminate in accordance with the following:
(a)    Either party may terminate this Agreement at any time, without liability to the other party, by giving the other party at least ninety (90) days' prior notice in writing of such termination.
(b)    In the event Lessor shall sell an Aircraft during the Term of this Agreement, Lessor’s obligations, and Lessee’s rights, under this Agreement shall be considered terminated with respect to that Aircraft (only) on the date title to the Aircraft passes to the new owner or at such time as the Aircraft is no longer available to Lessee for its use by virtue of the sale process.
(c)    Either party may terminate this Agreement without further obligation to the other by advance notice in writing in the event that the other party makes an assignment for the benefit of creditors; or admits in writing its inability to pay its debts as they mature; or a trustee or receiver of the other, or of any substantial part of the other's assets, is appointed by a court; or, to the extent permitted by law, a voluntary or involuntary proceeding is instituted under any provision of the Federal Bankruptcy Code.
(d)    Lessor shall have the right to terminate this Agreement immediately and without advance notice to Lessee if Lessee breaches any of its warranties or obligations under this Agreement.

11.    NOTICES: Any notices given under this Agreement shall be in writing and either hand-delivered or sent by certified mail, return receipt requested:
(a) If to LESSEE, at:

Sinclair Broadcast Group, Inc.
c/o Lucy Rutishauser
Executive Vice President
10706 Beaver Dam Road, Cockeysville, Maryland 21030
and
Sinclair Broadcast Group, Inc. c/o David Gibber
General Counsel
10706 Beaver Darn Road,
Cockeysville, Maryland 21030
(b) If to LESSOR, at:

AP Aviation, LLC
c/o Steven B. Fader, Member
Towson City Center
One Olympic Place, Suite 1100
Towson, Maryland 21204
and
AP Aviation, LLC
c/o Debora Feinberg
Administrative Assistant
Towson City Center
One Olympic Place, Suite 1100
Towson, Maryland 21204

12.    ASSIGNMENT: This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and, except as provided herein, their respective successors and permitted assigns. Lessee shall not assign this Agreement or any interest therein, or delegate any of its obligations hereunder, except with the advance written consent of

Lessor, which consent may be withheld or denied in Lessor’s sole discretion. Lessor hereby agrees to Lessee’s engagement of Executive Flight Solutions, LLC (“EFS”) for employment and supervision of flight/maintenance personnel, maintenance of the Aircraft, and other professional services necessary or appropriate to Lessee performing Lessee’s obligations under this Agreement.
13.    FORCE MAJEURE: Lessor shall have no liability or responsibility for any Aircraft not being available for use by Lessee as a result of fire or other casualty, riot, strike or other labor troubles, embargoes, acts of God, acts of government including the FAA, or other cause beyond the control of Lessor.
14.    INDEMNIFICATION: Lessee agrees to indemnify, compensate, defend and hold harmless Lessor and Lessor's members, officers, employees, agents, and contractors from and against all damages, liabilities, losses, claims, and costs and expenses (including, but not limited to, attorneys’ fees and court costs) arising or resulting from Lessee's breach or nonfulfillment of any representation, warranty, or covenant set forth in this Agreement, Lessee’s use or operation of any or all of the Aircraft, or EFS’ services. Lessor agrees to indemnify, compensate, defend and hold harmless Lessee and Lessee's officers, directors and employees for any damages, losses or claims incurred deriving from Lessor's breach or nonfulfillment of any representation, warranty or covenant set forth in this Agreement.
15.    MISCELLANEOUS: Lessor shall have the right to inspect the Aircraft at any reasonable time during the Term. Rights and remedies in respect of any of the terms and conditions of this Agreement shall be cumulative and not exclusive, and they shall be in addition to all other rights and remedies in favor of either party. No party hereto shall, by act, delay, omission or otherwise, be deemed to have waived any of its rights or remedies hereunder unless such waiver is in writing. A waiver on any one occasion shall not be construed as a waiver on any other occasion. The invalidity of any portion of this Agreement shall not affect the force and effect of the remaining valid portions thereof. Notices shall be deemed given at the time of such hand delivery or five days after mailing. This Agreement constitutes the entire agreement between the parties hereto with respect to the Aircrafts. Any change or modification to this Agreement must be in writing and duly executed by the parties hereto. Whenever the word "it" or "its" is used hereunder, it shall be deemed to refer to "he", “his", “she", "hers", "they" or "their" where appropriate. This Agreement shall be interpreted in accordance with the laws of the State of Maryland. Except as expressly provided herein or in any other agreement between the parties, this Agreement shall not be deemed to create an agency in either of the parties for the other party, and neither of the parties shall represent or hold itself out as agent of the other hereunder. This Agreement may be executed via facsimile or e-mail signatures and in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument.
16.    TRUTH-IN-LEASING: DURING THE TWELVE (12) MONTHS IMMEDIATELY PRECEDING THE EXECUTION OF THIS LEASE, EACH AIRCRAFT HAS BEEN MAINTAINED AND INSPECTED UNDER PART 135 OF THE FEDERAL AVIATION REGULATIONS. LESSEE CERTIFIES THAT, DURING THE TERM AS APPLICABLE TO ITS USE OR HANGARING OF EACH AIRCRAFT, EACH AIRCRAFT WILL BE MAINTAINED AND INSPECTED UNDER PART 91 AND/OR PART 135 OF THE FEDERAL AVIATION REGULATIONS. FOR THE DURATION OF THIS LEASE AS APPLICABLE TO LESSEE’S USE OR HANGARING OF EACH AIRCRAFT, LESSEE SHALL BE CONSIDERED RESPONSIBLE FOR OPERATIONAL CONTROL OF THE AIRCRAFT UNDER THIS LEASE, AND LESSEE CERTIFIES THAT IT UNDERSTANDS ITS RESPONSIBILITIES FOR COMPLIANCE WITH APPLICABLE FEDERAL AVIATION REGULATIONS. AN EXPLANATION OF FACTORS BEARING ON OPERATIONAL CONTROL AND PERTINENT FEDERAL AVIATION REGULATIONS CAN BE OBTAINED FROM THE NEAREST FAA FLIGHT STANDARDS DISTRICT OFFICE, GENERAL AVIATION DISTRICT OFFICE OR AIR CARRIER DJSTRICT OFFICE.
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IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

SINCLAIR BROADCAST GROUP, INC.        AP AVIATION, LLC

By: /s/ Lucy Rutishauser     By: /s/ Steven B. Fader
Lucy Rutishauser Steven B. Fader, Member
Executive Vice President

SCHEDULE I

The hourly rates set forth below are a fixed rate for each Aircraft and shall be paid by Lessee based on the actual flight hours logged for each of the Aircrafts during each period of use of an Aircraft by Lessee:

MANUFACTURER:         Learjet
MODEL:                Learjet 60
SERIAL NO.:            100
U.S. REGISTRATION NO.:    N876SF

                                $750.00 per hour

MANUFACTURER:         Learjet
MODEL:                Learjet 60
SERIAL NO.:            193
U.S. REGISTRATION NO.:    N876MA

                                $750.00 per hour

MANUFACTURER:         Gulfstream Aerospace
MODEL:                G-IV
SERIAL NO.:            1257
U.S. REGISTRATION NO.:    N776MA

                                    $2,000.00 per hour
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